Exhibit 99.1

PRESS RELEASE

Partners Bancorp Reports Results of Operations for the Third Quarter 2021

SALISBURY, MD – November 4, 2021 – Partners Bancorp (NASDAQ: PTRS) (the “Company”), the parent company of The Bank of Delmarva (“Delmarva”), Seaford, Delaware, and Virginia Partners Bank (“Virginia Partners”), Fredericksburg, Virginia, reported net income attributable to the Company of $2.7 million, or $0.15 per share, for the three months ended September 30, 2021, a $1.6 million or 141.1% increase when compared to net income attributable to the Company of $1.1 million, or $0.06 per share, for the same period in 2020. For the nine months ended September 30, 2021, the Company reported net income attributable to the Company of $5.9 million, or $0.33 per share, a $1.4 million or 30.3% increase when compared to net income attributable to the Company of $4.6 million, or $0.26 per share, for the same period in 2020.

On November 4, 2021, the Company and OceanFirst Financial Corp. (“OceanFirst”) announced that they have entered into a definitive agreement and plan of merger pursuant to which the Company will merge into OceanFirst, with OceanFirst surviving, and following which Virginia Partners and Delmarva will each successively merge with and into OceanFirst Bank, N.A., with OceanFirst Bank surviving each bank merger. The mergers are subject to receiving the requisite approval of the Company’s stockholders, receipt of all required regulatory approvals and fulfillment of other customary closing conditions.

The Company’s results of operations for the three and nine months ended September 30, 2021 were directly impacted by the following:

Positive Impacts:

•	An increase in net interest income due primarily to higher net loan fees earned related to the forgiveness of loans originated and funded under the Paycheck Protection Program (“PPP”) of the Small Business Administration and lower rates paid on average interest bearing deposits;

•	A higher net interest margin (tax equivalent basis) for the three months ended September 30, 2021;

•	A significantly lower provision for credit losses due to the current economic environment and the COVID-19 pandemic compared to September 30, 2020; and

•	Improved operating results of Virginia Partners’ majority owned subsidiary Johnson Mortgage Company, LLC, and higher mortgage division fees at Delmarva for the nine months ended September 30, 2021.

Negative Impacts:

•	A lower net interest margin (tax equivalent basis) for the nine months ended September 30, 2021;

•	Lower gains on sales and calls of investment securities for the nine months ended September 30, 2021;

•	Higher losses on other real estate owned due to valuation adjustments, partially offset by higher gains on sales; and

•	Expenses associated with Virginia Partners’ new key hires and expansion into the Greater Washington market and Delmarva opening its new information technology and training center during the fourth quarter of 2020 and its twelfth full-service branch at 26th Street in Ocean City, Maryland during the second quarter of 2021.

On October 27, 2021, the Company’s board of directors declared a cash dividend of $0.025 per share, payable on December 30, 2021, to holders of record of its common stock as of the close of business on December 22, 2021.

For the three months ended September 30, 2021, the Company’s annualized return on average assets, annualized return on average equity and efficiency ratio were 0.66%, 7.79% and 73.86%, respectively, as compared to 0.29%, 3.30% and 71.45%, respectively, for the same period in 2020.

For the nine months ended September 30, 2021, the Company’s annualized return on average assets, annualized return on average equity and efficiency ratio were 0.50%, 5.86% and 73.49%, respectively, as compared to 0.44%, 4.57% and 70.93%, respectively, for the same period in 2020.

The increase in net income attributable to the Company for the three months ended September 30, 2021, as compared to the same period in 2020, was driven by an increase in net interest income and a lower provision for credit losses, and was partially offset by a decrease in other income and higher other expenses and federal and state income taxes.

The increase in net income attributable to the Company for the nine months ended September 30, 2021, as compared to the same period in 2020, was driven by an increase in net interest income, lower provision for credit losses, and an increase in other income, and was partially offset by higher other expenses and federal and state income taxes.

Interest Income and Expense – Three Months Ended September 30, 2021 and 2020

Net interest income and net interest margin

Net interest income in the third quarter of 2021 increased by $1.4 million, or 13.1%, when compared to the third quarter of 2020. The Company's net interest margin (tax equivalent basis) increased to 3.02%, representing an increase of 16 basis points for the three months ended September 30, 2021 as compared to the same period in 2020. The increase in the net interest margin (tax equivalent basis) was primarily due to an increase in the average balance of and yields earned on average loans, due primarily to higher net loan fees earned related to the forgiveness of loans originated and funded under the PPP, and lower average balances of and rates paid on average interest-bearing liabilities, which were partially offset by lower average balances of and yields earned on average investment securities. The Company’s net interest margin (tax equivalent basis) was also negatively impacted by higher average balances of interest bearing deposits in other financial institutions and federal funds sold, and were partially offset by lower average balances of cash and due from banks, each of which are lower yielding interest-earning assets. Total interest income increased by $426 thousand, or 3.1%, for the three months ended September 30, 2021 while total interest expense decreased by $958 thousand, or 30.9%, both as compared to the same period in 2020. The most significant factors impacting net interest income during the three month period ended September 30, 2021 were as follows:

Positive Impacts:

•	Increases in average loan balances and higher loan yields, primarily due to organic loan growth, and higher net loan fees earned related to the forgiveness of loans originated and funded under the PPP;

•	Decrease in the rate paid on average interest-bearing deposit balances, primarily due to lower rates paid on average money market and time deposits, partially offset by increases in average interest-bearing deposit balances, primarily due to organic deposit growth; and

•	Decrease in average borrowings balances, primarily due to a decrease in the average balance of Federal Home Loan Bank advances resulting from maturities and payoffs of borrowings that were not replaced, a decrease in average borrowings at the Federal Reserve Bank Discount Window under the PPP Liquidity Facility in which the loans under the PPP originated by the Company were previously pledged as collateral, the early redemption of $2.0 million in subordinated notes payable, net, in early July 2021, and higher rates paid. The increase in average rates paid was primarily due to the decreases in the average balances of Federal Home Loan Bank advances and borrowings at the Federal Reserve Bank Discount Window under the PPP Liquidity Facility, both of which were lower cost interest-bearing liabilities, partially offset by the early redemption of subordinated notes payable, which was a higher cost interest-bearing liability.

Negative Impacts:

•	Decreases in average investment securities balances and lower investment securities yields, primarily due to accelerated pre-payments on mortgage-backed investment securities and calls on higher yielding investment securities in the current low interest rate environment; and

•	Increases in average interest bearing deposits in other financial institutions and federal funds sold, partially offset by a decrease in average cash and due from banks, primarily due to deposit growth outpacing loan growth, and higher yields on each.

Loans

Average loan balances increased by $37.7 million, or 3.6%, and average yields earned increased by 0.05% to 4.86% for the three months ended September 30, 2021, as compared to the same period in 2020. The increase in average loan balances was primarily due to organic loan growth, including average growth of approximately $38.5 million in loans related to Virginia Partners’ recent expansion into the Greater Washington market, which was partially offset by the forgiveness of loans originated and funded under the PPP. Organic loan growth continues to be negatively impacted by higher pay-offs and tempered loan demand due to the uncertainty surrounding the COVID-19 pandemic. The increase in average yields earned was primarily due to higher net loan fees earned related to the forgiveness of loans originated and funded under the PPP, which was partially offset by pay-offs of higher yielding fixed rate loans, repricing of variable rate loans, and lower average yields on new loan originations, including loans originated under the PPP at an interest rate of 1%. Total average loans were 69.4% of total average interest-earning assets for the three months ended September 30, 2021, compared to 71.8% for the three months ended September 30, 2020.

Investment securities

Average total investment securities balances decreased by $13.2 million, or 9.4%, and average yields earned decreased by 0.46% to 1.99% for the three months ended September 30, 2021, as compared to the same period in 2020, primarily due to accelerated pre-payments on mortgage-backed investment securities and calls on higher yielding investment securities in the low interest rate environment and lower interest rates over the comparable period. The accelerated pre-payments on mortgage-backed investment securities have caused the premiums paid on these investment securities to be amortized into expense on an accelerated basis thereby reducing income and yield earned. Total average investment securities were 8.1% of total average interest-earning assets for the three months ended September 30, 2021, compared to 9.5% for the three months ended September 30, 2020.

Interest-bearing deposits

Average total interest-bearing deposit balances increased by $100.8 million, or 12.1%, and average rates paid decreased by 0.40% to 0.70% for the three months ended September 30, 2021, as compared to the same period in 2020, primarily due to organic deposit growth, including average growth of approximately $52.5 million in deposits related to Virginia Partners’ recent expansion into the Greater Washington market, and a decrease in the average rate paid on money market and time deposits due to the decline in interest rates beginning late in the first quarter of 2020.

Borrowings

Average total borrowings decreased by $113.4 million, or 69.5%, and average rates paid increased by 1.97% to 3.92% for the three months ended September 30, 2021, as compared to the same period in 2020. The decrease in average total borrowings balances was primarily due to a decrease in the average balance of Federal Home Loan Bank advances resulting from maturities and payoffs of borrowings that were not replaced, a decrease in average borrowings at the Federal Reserve Bank Discount Window under the PPP Liquidity Facility in which the loans under the PPP originated by the Company were previously pledged as collateral, and the early redemption of $2.0 million in subordinated notes payable, net, in early July 2021. The increase in average rates paid was primarily due to the decreases in the average balances of Federal Home Loan Bank advances and borrowings at the Federal Reserve Bank Discount Window under the PPP Liquidity Facility, which were lower cost interest-bearing liabilities, partially offset by the early redemption of subordinated notes payable, which was a higher cost interest-bearing liability.

Interest Income and Expense – Nine Months Ended September 30, 2021 and 2020

Net interest income and net interest margin

Net interest income in the first nine months of 2021 increased by $2.0 million, or 6.2%, when compared to the first nine months of 2020. The Company's net interest margin (tax equivalent basis) decreased to 3.05%, representing a decrease of 18 basis points for the nine months ended September 30, 2021 as compared to the same period in 2020. The decrease in the net interest margin (tax equivalent basis) was primarily due to a decrease in the yields earned on average loans and investment securities, and higher average balances of interest-bearing liabilities. These margin pressures were offset by higher net loan fees earned related to the forgiveness of loans originated and funded under the PPP, increases in average loan and investment securities balances, and lower rates paid on average interest-bearing liabilities. The Company’s net interest margin (tax equivalent basis) was also negatively impacted by higher average balances of cash and due from banks, interest bearing deposits in other financial institutions and federal funds sold, which are lower yielding interest-earning assets. Total interest income decreased by $458 thousand, or 1.1%, for the nine months ended September 30, 2021 while total interest expense decreased by $2.5 million, or 26.5%, both as compared to the same period in 2020. The most significant factors impacting net interest income during the nine months ended September 30, 2021 were as follows:

Positive Impacts:

•	Increases in average loan balances, primarily due to organic loan growth and loans originated and funded under the PPP, and higher net loan fees earned related to the forgiveness of loans originated and funded under the PPP, partially offset by lower loan yields;

•	Increases in average investment securities balances, primarily due to management of the investment securities portfolio in light of the Company's liquidity needs, partially offset by lower investment securities yields;

•	Decrease in the rate paid on average interest-bearing deposit balances, primarily due to lower rates paid on average money market and time deposits, partially offset by increases in average interest-bearing deposit balances, primarily due to organic deposit growth; and

•	Decrease in average borrowings balances, primarily due to a decrease in the average balance of Federal Home Loan Bank advances resulting from maturities and payoffs of borrowings that were not replaced, a decrease in average borrowings at the Federal Reserve Bank Discount Window under the PPP Liquidity Facility in which the loans under the PPP originated by the Company were previously pledged as collateral, the early redemption of $2.0 million in subordinated notes payable, net, in early July 2021, which were partially offset by the issuance of $18.1 million in subordinated notes payable, net, in late June 2020, and higher rates paid. The increase in average rates paid was primarily due to the issuance of subordinated notes payable being a higher cost interest-bearing liability and the decreases in the average balances of Federal Home Loan Bank advances and borrowings at the Federal Reserve Bank Discount Window under the PPP Liquidity Facility, which were both lower cost interest-bearing liabilities, partially offset by the early redemption of subordinated notes payable, which was a higher cost interest-bearing liability.

Negative Impacts:

•	Increases in average cash and due from banks, interest bearing deposits in other financial institutions and federal funds sold, primarily due to deposit growth outpacing loan growth, and lower yields on each.

Loans

Average loan balances increased by $41.3 million, or 4.0%, and average yields earned decreased by 0.12% to 4.90% for the nine months ended September 30, 2021, as compared to the same period in 2020. The increase in average loan balances was primarily due to organic loan growth, including average growth of approximately $38.5 million in loans related to Virginia Partners’ recent expansion into the Greater Washington market, and loans originated and funded under the PPP, which were partially offset by the forgiveness of loans originated and funded under the PPP. Organic loan growth continues to be negatively impacted by higher pay-offs and tempered loan demand due to the uncertainty surrounding the COVID-19 pandemic. The decrease in average yields earned was primarily due to pay-offs of higher yielding fixed rate loans, repricing of variable rate loans, and lower average yields on new loan originations, including loans originated under the PPP at an interest rate of 1%, which were partially offset by higher net loan fees earned related to the forgiveness of loans originated and funded under the PPP. Total average loans were 70.8% of total average interest-earning assets for the nine months ended September 30, 2021, compared to 77.2% for the nine months ended September 30, 2020.

Investment securities

Average total investment securities balances increased by $3.9 million, or 3.1%, and average yields earned decreased by 0.85% to 1.86% for the nine months ended September 30, 2021, as compared to the same period in 2020, primarily due to management of the investment securities portfolio in light of the Company's liquidity needs and lower interest rates over the comparable period. In addition, the decrease in average yields earned was driven by accelerated prepayments on mortgage-backed investment securities in the low interest rate environment. These prepayments have caused the premiums paid on these investment securities to be amortized into expense on an accelerated basis thereby reducing income and yield earned. Total average investment securities were 8.5% of total average interest-earning assets for the nine months ended September 30, 2021, compared to 9.3% for the nine months ended September 30, 2020.

Interest-bearing deposits

Average total interest-bearing deposit balances increased by $112.5 million, or 14.3%, and average rates paid decreased by 0.46% to 0.78% for the nine months ended September 30, 2021, as compared to the same period in 2020, primarily due to organic deposit growth, including average growth of approximately $52.5 million in deposits related to Virginia Partners’ recent expansion into the Greater Washington market, and a decrease in the average rate paid on money market and time deposits due to the decline in interest rates beginning late in the first quarter of 2020.

Borrowings

Average total borrowings decreased by $71.1 million, or 53.5%, and average rates paid increased by 1.49% to 3.51% for the nine months ended September 30, 2021, as compared to the same period in 2020. The decrease in average total borrowings balances was primarily due to a decrease in the average balance of Federal Home Loan Bank advances resulting from maturities and payoffs of borrowings that were not replaced, a decrease in average borrowings at the Federal Reserve Bank Discount Window under the PPP Liquidity Facility in which the loans under the PPP originated by the Company were previously pledged as collateral, and the early redemption of $2.0 million in subordinated notes payable, net, in early July 2021, which were partially offset by the issuance of $18.1 million in subordinated notes payable, net, in late June 2020. The increase in average rates paid was primarily due to the issuance of subordinated notes payable, which is a higher cost interest-bearing liability, and the decreases in the average balances of Federal Home Loan Bank advances and borrowings at the Federal Reserve Bank Discount Window under the PPP Liquidity Facility, which were both lower cost interest-bearing liabilities, partially offset by the early redemption of subordinated notes payable, which was a higher cost interest-bearing liability.

Provision for (Reversal of) Credit Losses

The (reversal of) credit losses in the third quarter of 2021 was $30 thousand, a decrease of $2.0 million, or 101.5%, when compared to the provision for credit losses of $2.0 million in the third quarter of 2020. The (reversal of) credit losses in the third quarter of 2021, as compared to the provision for credit losses in the same period of 2020, was primarily due to a reduction of qualitative adjustment factors that had previously been increased in the allowance for credit losses related to the COVID-19 pandemic and the uncertainty in the economic environment, which was partially offset by the deterioration in asset quality and establishment of a specific reserve on one loan relationship that has been individually evaluated for impairment, an increase in historical loss rates, loans acquired in the Virginia Partners acquisition that have converted from acquired to originated status, and organic loan growth. The provision for credit losses in the first nine months of 2021 was $2.6 million, a decrease of approximately $2.6 million, or 50.1%, when compared to the provision for credit losses of $5.1 million in the first nine months of 2020. The decrease in the provision for credit losses during the nine months ended September 30, 2021, as compared to the same period of 2020, was primarily due to a reduction of qualitative adjustment factors that had previously been increased in the allowance for credit losses related to the COVID-19 pandemic and the uncertainty in the economic environment, which was partially offset by the deterioration in asset quality and increased specific reserves of two loan relationships, the deterioration in asset quality and the establishment of a specific reserve on one loan relationship that has been individually evaluated for impairment, an increase in historical loss rates, loans acquired in the Virginia Partners acquisition that have converted from acquired to originated status, and organic loan growth. The (reversal of) provision for credit losses during the three and nine months ended September 30, 2021, as well as the allowance for credit losses as of September 30, 2021, represents management’s best estimate of the impact of the COVID-19 pandemic on the ability of the Company’s borrowers to repay their loans. Management continues to carefully assess the exposure of the Company’s loan portfolio to COVID-19 pandemic related factors, economic trends and their potential effect on asset quality. As of September 30, 2021, the Company’s delinquencies and nonperforming assets had not been materially impacted by the COVID-19 pandemic.

Other Income

Other income in the third quarter of 2021 decreased by $254 thousand, or 10.9%, when compared to the third quarter of 2020. Key changes in the components of other income for the three months ended September 30, 2021, as compared to the same period in 2020, are as follows:

•	Service charges on deposit accounts increased by $28 thousand, or 14.3%, due primarily to increases in overdraft fees as a result of the easing of restrictions and the lifting of lockdowns in the Company’s markets of operation and Virginia Partners no longer automatically waiving overdraft fees which was previously done in an effort to provide all necessary financial support and services to its customers and communities, both as related to the ongoing COVID-19 pandemic as compared to the same period of 2020;

•	Gains on sales and calls of investment securities increased by $3 thousand, or 100.0%, due primarily to Delmarva recording gains on sales or calls of investment securities during the third quarter of 2021, as compared to recording no gains on sales and calls of investment securities during the same period of 2020;

•	Mortgage banking income decreased by $348 thousand, or 26.7%, due primarily to Virginia Partners’ majority owned subsidiary Johnson Mortgage Company, LLC having a lower volume of loan closings as compared to the same period in 2020;

•	(Losses) on sales of other assets decreased by less than $1 thousand as a result of Delmarva recording a loss on the disposal of information technology assets during the three months ended September 30, 2020 that was not present during the three months ended September 30, 2021; and

•	Other income increased by $63 thousand, or 7.6%, due primarily to increases in debit card income, merchant card and ATM fees, and Delmarva recording higher earnings on bank owned life insurance policies due to additional purchases made in 2021, which were partially offset by Virginia Partners recording lower fees from its participation in a loan hedging program with a correspondent bank.

Other income in the first nine months of 2021 increased by $523 thousand, or 8.7%, when compared to the first nine months of 2020. Key changes in the components of other income for the nine months ended September 30, 2021, as compared to the same period in 2020, are as follows:

•	Service charges on deposit accounts decreased by $53 thousand, or 8.4%, due primarily to decreases in overdraft and nonsufficient fund fees as a result of the significant increase in deposit balances;

•	Gains on sales and calls of investment securities decreased by $546 thousand, or 96.1%, due primarily to Delmarva recording $3 thousand in gains on sales or calls of investment securities during the first nine months of 2021, as compared to recording $187 thousand in gains on sales and calls of investment securities during the same period of 2020. In addition, Virginia Partners recorded gains of $19 thousand on the sales and calls of investment securities during the first nine months of 2021, as compared to recording $381 thousand in gains on sales and calls of investment securities during the same period of 2020;

•	Mortgage banking income increased by $476 thousand, or 18.4%, due primarily to Virginia Partners’ majority owned subsidiary Johnson Mortgage Company, LLC having a higher volume of loan closings as compared to the same period in 2020;

•	Gains (losses) on sales of other assets increased by $2 thousand due primarily to Delmarva selling its VISA credit card portfolio during the first quarter of 2021, as compared to Delmarva recording a loss of less than $1 thousand on the disposal of information technology assets during the third quarter of 2020; and

•	Other income increased by $644 thousand, or 28.8%, due primarily to higher mortgage division fees at Delmarva, increases in debit card income, merchant card and ATM fees, Delmarva recording higher earnings on bank owned life insurance policies due to additional purchases made in 2021, and Virginia Partners recording higher fees from its participation in a loan hedging program with a correspondent bank.

Other Expenses

Other expenses in the third quarter of 2021 increased by $1.1 million, or 12.3%, when compared to the third quarter of 2020. Key changes in the components of other expenses for the three months ended September 30, 2021, as compared to the same period in 2020, are as follows:

•	Salaries and employee benefits increased by $713 thousand, or 13.9%, primarily due to increases related to staffing changes, including expenses associated with Virginia Partners’ new key hires and expansion into the Greater Washington market and Delmarva opening its new full-service branch at 26th Street in Ocean City, Maryland, merit increases, stock-based compensation expense and benefit costs. In addition, due to the decrease in mortgage banking income from Virginia Partners’ majority owned subsidiary Johnson Mortgage Company, LLC, as well as lower mortgage division fees at Delmarva, salaries and employee benefits decreased due to a decrease in commissions expense paid;

•	Premises and equipment increased by $164 thousand, or 14.2%, primarily due to increases related to Delmarva opening its new information technology and training center during the fourth quarter of 2020 and its new full-service branch at 26th Street in Ocean City, Maryland during the second quarter of 2021, repairs and maintenance, purchases of equipment and furniture that did not qualify for capitalization, and software amortization associated with Virginia Partners’ recently completed core conversion;

•	Amortization of core deposit intangible decreased by $28 thousand, or 16.1%, primarily due to lower amortization related to the $2.7 million and $1.5 million, respectively, in core deposit intangibles recognized in the Virginia Partners and Liberty Bell Bank acquisitions;

•	Losses on other real estate owned increased by $4 thousand, or 11.5%, primarily due to a valuation adjustment being recorded on one property during the third quarter of 2021, as compared to no valuation adjustment being recorded during the same period of 2020, and higher expenses related to other real estate owned, which were partially offset by a gain on the sale of one property during the third quarter of 2021, as compared to no gain being recorded during the same period of 2020; and

•	Other expenses increased by $288 thousand, or 10.4%, primarily due to higher expenses related to FDIC insurance assessments, director fees, legal, consulting, accounting and other professional fees, printing and supplies, telephone and data circuits, travel and entertainment, other losses and debit/credit/merchant card transactions.

Other expenses in the first nine months of 2021 increased by $3.2 million, or 12.0%, when compared to the first nine months of 2020. Key changes in the components of other expenses for the nine months ended September 30, 2021, as compared to the same period in 2020, are as follows:

•	Salaries and employee benefits increased by $2.1 million, or 14.0%, primarily due to increases related to staffing changes, including expenses associated with Virginia Partners’ new key hires and expansion into the Greater Washington market and Delmarva opening its new full-service branch at 26th Street in Ocean City, Maryland, merit increases, stock-based compensation expense and benefit costs. In addition, due to the increase in mortgage banking income from Virginia Partners’ majority owned subsidiary Johnson Mortgage Company, LLC, as well as higher mortgage division fees at Delmarva, salaries and employee benefits increased due to an increase in commissions expense paid;

•	Premises and equipment increased by $381 thousand, or 11.2%, primarily due to increases related to Delmarva opening its new information technology and training center during the fourth quarter of 2020 and its new full-service branch at 26th Street in Ocean City, Maryland during the second quarter of 2021, repairs and maintenance, purchases of equipment, furniture and software that did not qualify for capitalization and software amortization associated with Virginia Partners’ recently completed core conversion, which were partially offset by lower expenses related to building security at Virginia Partners;

•	Amortization of core deposit intangible decreased by $85 thousand, or 15.8%, primarily due to lower amortization related to the $2.7 million and $1.5 million, respectively, in core deposit intangibles recognized in the Virginia Partners and Liberty Bell Bank acquisitions;

•	Losses on other real estate owned increased by $108 thousand, or 144.8%, primarily due to valuation adjustments being recorded on properties during the first nine months of 2021, as compared to no valuation adjustments being recorded during the same period of 2020, which was partially offset by higher gains on sales of properties during the first nine months of 2021 as compared to the same period of 2020; and

•	Other expenses increased by $783 thousand, or 9.4%, primarily due to higher expenses related to FDIC insurance assessments, internet banking charges, director fees, printing and supplies, travel and entertainment, legal, consulting, telephone and data circuits, other losses, and debit/credit/merchant card transactions, which were partially offset by lower expenses related to loans and Nasdaq listing fees.

Federal and State Income Taxes

Federal and state income taxes for the three months ended September 30, 2021 increased by $532 thousand, or 172.7%, when compared to the three months ended September 30, 2020. This increase was due primarily to higher consolidated income before taxes, which was partially offset by higher earnings on tax-exempt income, primarily bank owned life insurance policies. For the three months ended September 30, 2021, the Company’s effective tax rate was approximately 23.8% as compared to 21.6% for the same period in 2020.

Federal and state income taxes for the first nine months of 2021 increased by $436 thousand, or 30.9%, when compared to the first nine months of 2020. This increase was due primarily to higher consolidated income before taxes, which was partially offset by higher earnings on tax-exempt income, primarily bank owned life insurance policies. For the nine months ended September 30, 2021, the Company’s effective tax rate was approximately 23.7% as compared to 23.6% for the same period in 2020.

In addition, Virginia Partners is not subject to Virginia state income tax, but instead pays Virginia franchise tax. The Virginia franchise tax paid by Virginia Partners is recorded in the “Other expenses” line item on the Consolidated Statements of Income for the three and nine months ended September 30, 2021 and 2020.

Balance Sheet

Changes in key balance sheet components as of September 30, 2021 compared to December 31, 2020 were as follows:

•	Total assets as of September 30, 2021 were $1.64 billion, an increase of $123.6 million, or 8.2%, from December 31, 2020. Key drivers of this change were increases in cash and cash equivalents and total loans held for investment;

•	Interest bearing deposits in other financial institutions as of September 30, 2021 were $300.8 million, an increase of $82.1 million, or 37.5%, from December 31, 2020. Key drivers of this change were total deposit growth outpacing total loan growth, a decrease in investment securities available for sale, at fair value, and the Company repositioning its excess liquidity in order to earn higher amounts of interest income, which were partially offset by a decrease in long-term borrowings with the Federal Home Loan Bank and other borrowings;

•	Federal funds sold as of September 30, 2021 were $30.0 million, a decrease of $20.3 million, or 40.4%, from December 31, 2020. Key drivers of this change were the aforementioned items noted in the analysis of interest bearing deposits in other financial institutions;

•	Investment securities available for sale, at fair value as of September 30, 2021 were $115.6 million, a decrease of $9.4 million, or 7.5%, from December 31, 2020. Key drivers of this change were higher yielding investment securities being called, accelerated prepayments on mortgage-backed investment securities in the low interest rate environment and a decrease in unrealized gains on the investment securities available for sale portfolio;

•	Loans, net of unamortized discounts on acquired loans of $2.7 million as of September 30, 2021 were $1.11 billion, an increase of $69.7 million, or 6.7%, from December 31, 2020. Key drivers of this change were the origination and funding of approximately $30.9 million in loans under round two of the PPP, which was partially offset by forgiveness payments received of approximately $58.8 million under rounds one and two of the PPP, and an increase in organic growth, including growth of approximately $40.6 million in loans related to Virginia Partners’ recent expansion into the Greater Washington market. As of September 30, 2021, approximately $14.4 million in loans under rounds one and two of the PPP were still outstanding;

•	Total deposits as of September 30, 2021 were $1.44 billion, an increase of $167.3 million, or 13.2%, from December 31, 2020. Key drivers of this change were organic growth as a result of our continued focus on total relationship banking and Virginia Partners’ recent expansion into the Greater Washington market, customers seeking the liquidity and safety of deposit accounts in light of continuing economic uncertainty surrounding the COVID-19 pandemic, and the funding of loans under round two of the PPP, the proceeds of which were deposited directly into the operating accounts of these customers at the Company;

•	Total borrowings as of September 30, 2021 were $49.3 million, a decrease of $50.2 million, or 50.5%, from December 31, 2020. Key drivers of this change was a decrease in long-term borrowings with the Federal Home Loan Bank resulting from maturities and payoffs of borrowings that were not replaced, the early redemption of $2.0 million in subordinated notes payable, net, in early July 2021, and a decrease in borrowings at the Federal Reserve Bank Discount Window under the PPP Liquidity Facility in which the loans under the PPP originated by the Company had previously been pledged as collateral. During the first quarter of 2021, the Company used a portion of its excess cash and cash equivalents to repay all borrowings that were previously outstanding under the PPP Liquidity Facility; and

•	Total stockholders’ equity as of September 30, 2021 was $139.5 million, an increase of $2.9 million, or 2.1%, from December 31, 2020. Key drivers of this change was the net income attributable to the Company for the nine months ended September 30, 2021, which was partially offset by the decrease in accumulated other comprehensive income, net of tax, cash dividends paid to shareholders and the repurchase of shares of the Company’s common stock under the Company’s Board of Directors approved stock purchase plan.

Changes in key balance sheet components as of September 30, 2021 compared to September 30, 2020 were as follows:

•	Total assets as of September 30, 2021 were $1.64 billion, an increase of $93.9 million, or 6.1%, from September 30, 2020. Key drivers of this change were increases in cash and cash equivalents, total loans held for investment and bank owned life insurance, which were partially offset by decreases in investment securities available for sale, at fair value;

•	Cash and due from banks as of September 30, 2021 were $16.2 million, a decrease of $204.4 million, or 92.7%, from September 30, 2020. The key driver of this change was an increase in interest bearing deposits in other financial institutions as the Company repositioned its excess liquidity in order to earn higher amounts of interest income;

•	Interest bearing deposits in other financial institutions as of September 30, 2021 were $300.8 million, an increase of $266.4 million, or 776.0%, from September 30, 2020. Key drivers of this change were the aforementioned deposits noted in the cash and due from banks analysis, a decrease in investment securities available for sale, at fair value, and total deposit growth outpacing total loan growth, which were partially offset by decreases in both short and long-term borrowings with the Federal Home Loan Bank, and a decrease in other borrowings;

•	Federal funds sold as of September 30, 2021 were $30.0 million, a decrease of $4.3 million, or 12.7%, from September 30, 2020. Key drivers of this change were the aforementioned items noted in the analysis of cash and due from banks and interest bearing deposits in other financial institutions;

•	Investment securities available for sale, at fair value as of September 30, 2021 were $115.6 million, a decrease of $12.5 million, or 9.7%, from September 30, 2020. Key drivers of this change were higher yielding investment securities being called, accelerated prepayments on mortgage-backed investment securities in the low interest rate environment and a decrease in unrealized gains on the investment securities available for sale portfolio;

•	Loans, net of unamortized discounts on acquired loans of $2.7 million as of September 30, 2021 were $1.11 billion, an increase of $50.7 million, or 4.8%, from September 30, 2020. Key drivers of this change were the origination and funding of approximately $30.9 million in loans under round two of the PPP, which was partially offset by forgiveness payments received of approximately $80.7 million under rounds one and two of the PPP, and an increase in organic growth, including growth of approximately $40.6 million in loans related to Virginia Partners’ recent expansion into the Greater Washington market. As of September 30, 2021, approximately $14.4 million in loans under rounds one and two of the PPP were still outstanding. The Company’s organic growth over the comparable periods has been negatively impacted due to higher pay-offs and tempered loan demand due to the uncertainty surrounding the COVID-19 pandemic;

•	Total deposits as of September 30, 2021 were $1.44 billion, an increase of $200.5 million, or 16.2%, from September 30, 2020. Key drivers of this change were organic growth as a result of our continued focus on total relationship banking and Virginia Partners’ recent expansion into the Greater Washington market, customers seeking the liquidity and safety of deposit accounts in light of continuing economic uncertainty surrounding the COVID-19 pandemic, and the funding of loans under round two of the PPP, the proceeds of which are deposited directly into the operating account of these customers at the Company;

•	Total borrowings as of September 30, 2021 were $49.3 million, a decrease of $114.6 million, or 69.9%, from September 30, 2020. Key drivers of this change were decreases in both short and long-term borrowings with the Federal Home Loan Bank resulting from maturities and payoffs of borrowings that were not replaced, the early redemption of $2.0 million in subordinated notes payable, net, in early July 2021, and a decrease in borrowings at the Federal Reserve Bank Discount Window under the PPP Liquidity Facility in which the loans under the PPP originated by the Company had previously been pledged as collateral. During the first quarter of 2021, the Company used a portion of its excess cash and cash equivalents to repay all borrowings that were previously outstanding under the PPP Liquidity Facility; and

•	Total stockholders’ equity as of September 30, 2021 was $139.5 million, an increase of $3.6 million, or 2.7%, from September 30, 2020. The key driver of this change was the net income attributable to the Company for the period October 1, 2020 through September 30, 2021, which was partially offset by a decrease in accumulated other comprehensive income, net of tax, cash dividends paid to shareholders and the repurchase of shares of the Company’s common stock under the Company’s Board of Director approved stock purchase plan.

As of September 30, 2021, all of the capital ratios of Delmarva and Virginia Partners continue to exceed regulatory requirements, with total risk-based capital substantially above well-capitalized regulatory requirements.

Asset Quality

The asset quality measures depicted below continue to reflect the Company’s efforts to prudently charge-off loans as losses are identified and maintain an appropriate allowance for credit losses.

The following table depicts the net charge-off activity for the three and nine months ended September 30, 2021 and 2020:

Net Charge-off Activity	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Dollars in Thousands	2021	2020	2021	2020
Net charge-offs	$249	$572	$740	$1,050
Net charge-offs/Average loans (annualized)	0.09%	0.22%	0.09%	0.13%

The following table depicts the level of the allowance for credit losses as of September 30, 2021, December 31, 2020 and September 30, 2020:

Allowance for Credit Losses

Dollars in Thousands	September 30, 2021	December 31, 2020	September 30, 2020
Allowance for credit losses	$15,031	$13,203	$11,396
Allowance for credit losses/Period end loans	1.36%	1.28%	1.08%
Allowance for credit losses/Period end loans (excluding PPP loans)	1.38%	1.33%	1.15%
Allowance for credit losses/Nonaccrual loans	222.45%	268.90%	262.22%
Allowance for credit losses/Nonperforming loans	222.45%	268.79%	246.03%

As of September 30, 2021, the Company has not yet adopted FASB ASU No. 2016-13, “Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments.” The adoption of this accounting standard will require the Company to calculate its allowance for credit losses on the basis of the current expected credit losses over the lifetime of our loans, or the CECL model, which is expected to be applicable to the Company beginning in 2023.

The following table depicts the unamortized discounts on acquired loans related to the acquisitions of Liberty Bell Bank and Virginia Partners:

Unamortized Discounts on Acquired Loans

Dollars in Thousands	September 30, 2021	December 31, 2020	September 30, 2020
Unamortized discounts on acquired loans	$2,660	$4,005	$4,377

The following table depicts the level of nonperforming assets as of September 30, 2021, December 31, 2020 and September 30, 2020:

Nonperforming Assets

Dollars in Thousands	September 30, 2021	December 31, 2020	September 30, 2020
Nonaccrual loans	$6,757	$4,910	$4,346
Loans past due 90 days and accruing interest	$-	$2	$286
Total nonperforming loans	$6,757	$4,912	$4,632
Other real estate owned, net	$1,303	$2,677	$2,796
Total nonperforming assets	$8,060	$7,589	$7,428
Nonperforming assets/Total assets	0.49%	0.50%	0.48%
Nonperforming assets/Total loans and other real estate owned, net	0.73%	0.73%	0.70%

COVID-19 Pandemic Update

In connection with the ongoing COVID-19 pandemic, both Delmarva and Virginia Partners continue to follow their pandemic response plans, which were enacted in February 2020. To date, management believes that the plans have been implemented successfully. The operation of these plans continues to require daily oversight in order to properly navigate this complex and ever-changing environment. The roll out of these plans previously resulted in adjustments to both Delmarva and Virginia Partners branch operations, including, but not limited to, lobby and drive-thru hours as well as physical access, the provision of personal protection equipment to employees and customers, and having employees work remotely whenever possible. As of September 30, 2021, both Delmarva and Virginia Partners branch operations were operating under normal lobby and drive-thru hours. In addition, the majority of Delmarva’s and Virginia Partners’ employees, with a few exceptions, have shifted from remote work to returning to the office on either a full-time or hybrid basis. Delmarva and Virginia Partners continue to proactively work with their local, state and federal government agencies to ensure their response to the COVID-19 pandemic is both safe and sound with little disruption to their customers. Additionally, Delmarva and Virginia Partners continue to take necessary precautions in order to protect their staffs, customers and their families as well as their communities, and to limit the ongoing impact of the COVID-19 pandemic.

The Company’s focus from the beginning has been ensuring the health and safety of its employees and customers, providing all necessary financial support and services to its customers and communities, continuing to operate Delmarva and Virginia Partners in a safe and sound manner, and protecting the investment its shareholders have made in the Company. Beginning late in the first quarter of 2020, both Delmarva and Virginia Partners began assisting their customers in obtaining loans under the PPP in order to further assist their communities. During round one of this program, on a consolidated basis, the Company directly originated and funded almost 700 loans totaling approximately $64.2 million, all of which were previously pledged as collateral to the Federal Reserve Bank Discount Window under the PPP Liquidity Facility. Beginning in the fourth quarter of 2020 and continuing through the third quarter of 2021, the Company received forgiveness payments from the Small Business Administration related to many of these loans. As of September 30, 2021, on a consolidated basis, the Company had approximately $48 thousand in loans still outstanding under round one of this program, none of which have been pledged as collateral to the Federal Reserve Bank Discount Window under the PPP Liquidity Facility. Remaining aggregate fees, net of costs to originate, from the Small Business Administration of approximately $2 thousand will continue to be recognized in interest income over the life of these loans. Upon forgiveness of these loans, the remaining aggregate fees, net of costs to originate, will be recognized in interest income on an accelerated basis, which the Company expects to continue through 2021.

Beginning early in the first quarter of 2021, both Delmarva and Virginia Partners began assisting their customers in obtaining loans under round two of this program. As of September 30, 2021, on a consolidated basis, the Company has directly originated and funded over 430 loans totaling approximately $30.9 million, none of which have been pledged as collateral to the Federal Reserve Bank Discount Window under the PPP Liquidity Facility. As of September 30, 2021, on a consolidated basis, the Company had approximately $14.4 million in loans still outstanding under round two of this program. Aggregate fees, net of costs to originate, from the Small Business Administration of approximately $733 thousand will continue to be recognized in interest income over the life of these loans. Upon forgiveness of these loans, the remaining aggregate fees, net of costs to originate, will be recognized in interest income on an accelerated basis.

In addition, in an effort to support the Company’s borrowers in their times of need, the Company has granted loan payment deferrals to certain borrowers, who were current on their payments prior to the COVID-19 pandemic, on a short-term basis of three to six months. At the peak, which occurred during the second quarter of 2020, the Company, on a consolidated basis, had approved loan payment deferrals or payments of interest only for 548 loans totaling $286.6 million, which represented approximately 28.8% of total loan balances outstanding. As of September 30, 2021, all of the loan balances that were approved by the Company, on a consolidated basis, for loan payment deferrals or payments of interest only have either resumed regular payments or have been paid off. As of September 30, 2021, on a consolidated basis, there were no loans outstanding with respect to which the Company has granted loan payment deferrals or payments of interest only.

The Company continues to closely monitor credit risk and its exposure to increased loan losses resulting from the impact of the COVID-19 pandemic on its borrowers. The Company has identified nine specific higher risk industries to monitor the credit exposure of during this crisis.

The table below identifies these higher risk industries and the Company’s exposure to them as of September 30, 2021:

As of September 30, 2021
Higher Risk Industries	Loan balances outstanding (dollars in thousands)	Number of loans outstanding	As a percentage of total loan balances outstanding (%)*
Hospitality (Hotels)	$84,513	36	7.69%
Amusement Services	$10,100	8	0.92%
Restaurants	$53,876	67	4.90%
Retail Commercial Real Estate	$47,396	43	4.31%
Movie Theatres	$8,363	3	0.76%
Aviation	$0	0	0.00%
Charter Boats/Cruises	$1,484	2	0.13%
Commuter Services	$130	5	0.01%
Manufacturing/Distribution	$2,077	6	0.19%
Totals	$207,939	170	18.91%

* Excludes loans originated under the PPP of the Small Business Administration.

As of September 30, 2021, there were no loans within these higher risk industries with respect to which the Company has granted loan payment deferrals.

Lloyd B. Harrison, III, the Company’s Chief Executive Officer, commented, “As we announce an exciting transaction pursuant to which we will become part of a larger, high quality banking franchise, I continue to remain very encouraged by the optimistic signs of recovery and increased economic activity in the markets in which we operate. I am pleased with our improved earnings for the third quarter of 2021, with net income attributable to the Company increasing by 24.6% and 141.1% when compared to the second quarter of 2021 and the third quarter of 2020, respectively. Despite the impact of a 66.0% net decrease in PPP loans, the Company generated loan growth of 6.7% for the first nine months of 2021 and finished the period maintaining strong asset quality. As a company we have continued to focus on expanding and attracting new relationships in our existing and expansion markets. As a result of these efforts, the Company generated strong deposit growth of 13.2% during the first nine months of 2021, including growth in non-interest bearing demand deposits of 26.4%, which now represent 34.4% of total deposits at September 30, 2021 as compared to 30.8% at December 31, 2020. The historically low interest rate environment, coupled with strong competition for loans and excess liquidity, has continued to drive margin pressure for Delmarva and Virginia Partners, but it has contributed to higher volume for Virginia Partners majority owned subsidiary Johnson Mortgage Company, LLC. While Johnson Mortgage Company experienced a slowdown in originations for the third quarter of 2021 as compared to the same period of 2020, they did generate a slight increase when compared to the second quarter of 2021. We continue to believe they will provide meaningful earnings and be a strong source of noninterest income for the balance of 2021. For the remainder of the year, in addition to focusing on the steps necessary to successfully complete the merger with OceanFirst, our focus will continue to be finding ways to increase the efficiencies of our combined organization, maintaining asset quality, prudently growing our loan portfolio and deploying excess liquidity. With our current levels of liquidity and capital, combined with our emphasis on total relationship banking as well as our current pipeline of opportunities, we believe we are well positioned to deliver solid growth, increased profitability and enhanced shareholder value.”

Harrison continued, “During the third quarter of 2021 we continued to accomplish a number of the strategic objectives we identified for the year. Delmarva completed its core conversion as scheduled which will play a significant role in increasing the operating efficiencies of our combined organization. In addition, Virginia Partners opened its fifth full-service branch and commercial banking office at 1821 Michael Faraday Drive, Suite 101 in Reston, Virginia. The expansion into the Greater Washington market has continued to occur faster than originally projected and we believe has made us a more attractive partner for OceanFirst and will contribute to balance sheet growth over the next few years.”

About Partners Bancorp

Partners Bancorp is the holding company for The Bank of Delmarva and Virginia Partners Bank. The Bank of Delmarva commenced operations in 1896. The Bank of Delmarva’s main office is in Seaford, Delaware and it conducts full service commercial banking through twelve branch locations in Maryland and Delaware, and three branches, operating under the name Liberty Bell Bank, in the South Jersey/Philadelphia metro market. The Bank of Delmarva focuses on serving its local communities, knowing its customers and providing superior customer service. Virginia Partners Bank, headquartered in Fredericksburg, Virginia, was founded in 2008 and has three branches in Fredericksburg, Virginia and operates a full service branch and commercial banking office in Reston, Virginia. In Maryland, Virginia Partners Bank trades under the name Maryland Partners Bank (a division of Virginia Partners Bank), and operates a full service branch and commercial banking office in La Plata, Maryland and a Loan Production Office in Annapolis, Maryland. Virginia Partners Bank also owns a controlling stake in Johnson Mortgage Company, LLC, which is a residential mortgage company headquartered in Newport News, Virginia, with branch offices in Fredericksburg and Williamsburg, Virginia. For more information, visit www.bankofdelmarvahb.com and www.vapartnersbank.com.

For further information, please contact Lloyd B. Harrison, III, Chief Executive Officer, at 540-899-2234, John W. Breda, President and Chief Operating Officer, at 410-548-1100 x18112, J. Adam Sothen, Chief Financial Officer, at 540-322-5521, or Betsy Eicher, Chief Accounting Officer, at 667-253-2904.

Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that include, without limitation, projections, predictions, expectations, or beliefs about future events or results that are not statements of historical fact. Statements in this press release which express “belief,” “intention,” “expectation,” “potential” and similar expressions, or which use the words “believe,” “expect,” “anticipate,” “estimate,” “plan,” “may,” “will,” “intend,” “should,” “could,” or similar expressions, identify forward-looking statements. These forward-looking statements are based on the beliefs of the Company’s management, as well as assumptions made by, and information currently available to, the Company’s management. These statements are inherently uncertain, and there can be no assurance that the underlying assumptions will prove to be accurate. Actual results could differ materially from those anticipated or implied by such statements. Forward-looking statements in this release may include, without limitation, statements related to the completion and benefits of the merger with OceanFirst, Mr. Harrison’s quotes and statements regarding expected future financial performance, potential effects of the COVID-19 pandemic, strategic business initiatives including growth in the Greater Washington market and the anticipated effects thereof, margin compression, technology initiatives, asset quality, adequacy of allowances for credit losses and the level of future charge-offs, capital levels, the effect of future market and industry trends and the effects of future interest rate fluctuations. Factors that could have a material adverse effect on the operations and future prospects of the Company include, but are not limited to, changes in: (1) interest rates, such as volatility in yields on U.S. Treasury bonds and increases or volatility in mortgage rates, (2) general business conditions, as well as conditions within the financial markets, (3) general economic conditions, in the United States generally and particularly in the markets in which the Company operates and which its loans are concentrated, including the effects of declines in real estate values, an increase in unemployment levels and slowdowns in economic growth, including as a result of the COVID-19 pandemic, (4) the effect of steps the Company takes in response to the COVID-19 pandemic, the severity and duration of the pandemic and the distribution and efficacy of vaccines, the pace of recovery when the pandemic subsides and the heightened impact it has on many of the risks described herein, (5) legislative or regulatory changes and requirements, including further legislative and regulatory changes related to the COVID-19 pandemic, (6) monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, and the effect of these policies on interest rates and business in our markets, (7) the value of securities held in the Company’s investment portfolios, (8) the quality or composition of the loan portfolios and the value of the collateral securing those loans, (9) the level of net charge-offs on loans and the adequacy of our allowance for credit losses, (10) demand for loan products, (11) deposit flows, (12) the strength of the Company’s counterparties and the economy in general, (13) competition from both banks and non-banks, (14) demand for financial services in the Company’s market area, (15) reliance on third parties for key services, (16) the commercial and residential real estate markets, (17) the Company’s strategic initiatives, including the Company’s intention to expand, (18) cyber threats, attacks or events, (19) expansion of Delmarva’s and Virginia Partners’ product offerings, (20) accounting principles, policies and guidelines, and elections by the Company thereunder, and (21) potential claims, damages, and fines related to litigation or government actions, including litigation or actions arising from the Company’s participation in and administration of programs related to the COVID-19 pandemic. These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this release. For additional information on risk factors that could affect the forward-looking statements contained herein, see the Company’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other reports filed with the Securities and Exchange Commission.

Additional Information about the Proposed Transaction

In connection with the proposed transaction with Partners Bancorp, OceanFirst intends to file a registration statement on Form S-4 containing a prospectus of OceanFirst and proxy statement of Partners Bancorp and other documents with the SEC. Before making any voting or investment decision, the investors and stockholders of Partners Bancorp are urged to carefully read the entire prospectus of OceanFirst and proxy statement of Partners Bancorp when they become available and any other documents filed by OceanFirst or Partners Bancorp with the SEC, as well as any amendments or supplements to those documents, because they will contain important information about OceanFirst, Partners Bancorp and/or the proposed transaction. When available, copies of the prospectus of OceanFirst and proxy statement of Partners Bancorp will be mailed to the stockholders of Partners Bancorp. Partners Bancorp investors and stockholders are also urged to carefully review and consider each of OceanFirst’s and Partners Bancorp’s public filings with the SEC, including but not limited to their respective Annual Reports on Form 10-K, proxy statements, Current Reports on Form 8-K and Quarterly Reports on Form 10-Q. When available, copies of the prospectus of OceanFirst and the proxy statement of Partners Bancorp also may be obtained free of charge at the SEC’s web site at http://www.sec.gov. You may also obtain these documents, free of charge, from OceanFirst by accessing OceanFirst’s website at https://oceanfirst.com/ under the tab “Investor Relations” and then under the heading “SEC Filings” or from Partners Bancorp by accessing Partners Bancorp’s website at https://www.partnersbancorp.com/ under the tab “Investor Relations” and then under the heading “SEC Filings.”

Participants in the Solicitation

OceanFirst, Partners Bancorp and certain of their respective directors and executive officers, under the SEC’s rules, may be deemed to be participants in the solicitation of proxies of Partners Bancorp’s stockholders in connection with the OceanFirst–Partners Bancorp transaction. Information about the directors and executive officers of OceanFirst and their ownership of OceanFirst common stock is set forth in the proxy statement for OceanFirst’s 2021 Annual Meeting of Stockholders, as filed with the SEC on Schedule 14A on April 20, 2021. Information about the directors and executive officers of Partners Bancorp and their ownership of Partners Bancorp’s common stock is set forth in the proxy statement for Partners Bancorp’s 2021 Annual Meeting of Stockholders, as filed with the SEC on Schedule 14A on April 7, 2021. Additional information regarding the interests of those participants and other persons who may be deemed participants in the solicitation of proxies of Partners Bancorp’s stockholders in connection with the OceanFirst–Partners Bancorp transaction may be obtained by reading the proxy statement of Partners Bancorp and prospectus of OceanFirst regarding the Partners Bancorp transaction when they become available. Once available, free copies of the proxy statement of Partners Bancorp and prospectus of OceanFirst may be obtained as described in the paragraph immediately above.

PARTNERS BANCORP

CONSOLIDATED BALANCE SHEETS

	September 30,	September 30,	December 31,
	2021	2020	2020
	(Unaudited)	(Unaudited)	*
ASSETS
Cash and due from banks	$16,175,876	$220,611,932	$13,643,016
Interest bearing deposits in other financial institutions	300,769,632	34,333,925	218,667,336
Federal funds sold	29,995,154	34,344,811	50,300,839
Cash and cash equivalents	346,940,662	289,290,668	282,611,191
Investment securities available for sale, at fair value	115,550,452	128,011,174	124,924,656
Loans held for sale	5,803,392	7,764,761	9,857,991
Loans, less allowance for credit losses of $15,031,048 at September 30, 2021, $11,395,749 at September 30, 2020 and $13,202,803 at December 31, 2020	1,090,169,336	1,043,142,793	1,022,302,061
Accrued interest receivable	4,407,957	6,254,460	5,229,467
Premises and equipment, less accumulated depreciation	16,347,011	15,667,488	15,438,868
Restricted stock	4,869,456	4,420,550	5,444,656
Operating lease right-of-use assets	6,725,663	3,958,080	3,983,493
Finance lease right-of-use assets	1,721,289	1,858,189	1,823,964
Other investments	5,075,104	6,734,104	5,090,786
Bank owned life insurance	18,140,898	14,746,741	14,841,304
Other real estate owned, net	1,303,325	2,796,320	2,676,623
Core deposit intangible, net	2,205,431	2,833,405	2,660,045
Goodwill	9,581,668	9,390,809	9,581,668
Other assets	9,006,592	7,087,690	7,754,647
Total assets	$1,637,848,236	$1,543,957,232	$1,514,221,420

LIABILITIES
Deposits:
Non-interest bearing demand	$493,786,134	$393,267,140	$390,511,222
Interest bearing demand	148,955,060	111,459,714	125,130,843
Savings and money market	382,991,875	296,532,079	323,487,886
Time	409,719,600	433,666,166	429,010,254
	1,435,452,669	1,234,925,099	1,268,140,205
Accrued interest payable	311,422	447,502	401,989
Short-term borrowings with the Federal Home Loan Bank	-	21,200,000	-
Long-term borrowings with the Federal Home Loan Bank	26,477,857	53,136,429	32,971,786
Subordinated notes payable, net	22,156,724	24,088,579	24,101,069
Other borrowings	640,280	65,475,158	42,382,191
Operating lease liabilities	7,052,986	4,267,422	4,300,831
Finance lease liabilities	2,154,737	2,270,246	2,241,673
Other liabilities	4,052,808	2,206,479	2,986,908
Total liabilities	1,498,299,483	1,408,016,914	1,377,526,652

COMMITMENTS & CONTINGENCIES

STOCKHOLDERS' EQUITY
Common stock, par value $.01, authorized 40,000,000 shares, issued and outstanding 17,788,472 at September 30, 2021, 17,810,213 at September 30, 2020 and 17,758,448 at December 31, 2020, including 58,824 nonvested shares as of September 30, 2021, and 0 nonvested shares as of September 30, 2020 and December 31, 2020, respectively	177,266	178,102	177,584
Surplus	87,058,140	87,562,023	87,199,723
Retained earnings	50,288,700	45,012,966	45,673,428
Noncontrolling interest in consolidated subsidiaries	1,121,482	1,062,968	1,345,833
Accumulated other comprehensive income, net of tax	903,165	2,124,259	2,298,200
Total stockholders' equity	139,548,753	135,940,318	136,694,768
Total liabilities and stockholders' equity	$1,637,848,236	$1,543,957,232	$1,514,221,420

 *  Derived from audited consolidated financial statements.

 The amounts presented in the Consolidated Balance Sheets as of September 30, 2021 and 2020 are unaudited but include all adjustments which, in management's opinion, are necessary for fair presentation.

PARTNERS BANCORP

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three Months Ended
	September 30,
	2021	2020
INTEREST INCOME ON:
Loans, including fees	$13,380,511	$12,816,297
Investment securities:
Taxable	309,776	472,944
Tax-exempt	216,537	241,218
Federal funds sold	24,895	5,482
Other interest income	149,035	119,125
	14,080,754	13,655,066

INTEREST EXPENSE ON:
Deposits	1,638,825	2,288,123
Borrowings	507,221	815,794
	2,146,046	3,103,917

NET INTEREST INCOME	11,934,708	10,551,149
(Reversal of) provision for credit losses	(30,000)	1,967,000

NET INTEREST INCOME AFTER (REVERSAL OF) PROVISION FOR CREDIT LOSSES	11,964,708	8,584,149

OTHER INCOME:
Service charges on deposit accounts	224,670	196,621
Gains on sales and calls of investment securities	2,533	-
Mortgage banking income	956,809	1,304,595
(Losses) on sales of other assets	-	(282)
Other income	891,041	828,060
	2,075,053	2,328,994

OTHER EXPENSES:
Salaries and employee benefits	5,837,203	5,123,857
Premises and equipment	1,313,482	1,149,914
Amortization of core deposit intangible	148,253	176,646
Losses on other real estate owned	34,794	31,203
Other expenses	3,054,830	2,766,778
	10,388,562	9,248,398

INCOME BEFORE TAXES ON INCOME	3,651,199	1,664,745

Federal and state income taxes	839,470	307,845

NET INCOME	$2,811,729	$1,356,900
Net (income) attributable to noncontrolling interest	$(116,907)	$(239,317)
Net income attributable to Partners Bancorp	$2,694,822	$1,117,583

Earnings per common share:
Basic	$0.151	$0.063
Diluted	$0.151	$0.063

The amounts presented in these Consolidated Statements of Income for the three months ended September 30, 2021 and 2020 are unaudited but include all adjustments which, in management's opinion, are necessary for fair presentation.

PARTNERS BANCORP

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Nine Months Ended
	September 30,
	2021	2020
INTEREST INCOME ON:
Loans, including fees	$39,616,973	$39,307,681
Investment securities:
Taxable	757,478	1,336,931
Tax-exempt	661,368	702,489
Federal funds sold	44,300	117,177
Other interest income	403,576	477,724
	41,483,695	41,942,002

INTEREST EXPENSE ON:
Deposits	5,233,645	7,331,160
Borrowings	1,667,433	2,053,103
	6,901,078	9,384,263

NET INTEREST INCOME	34,582,617	32,557,739
Provision for credit losses	2,568,000	5,141,600

NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	32,014,617	27,416,139

OTHER INCOME:
Service charges on deposit accounts	575,366	628,130
Gains on sales and calls of investment securities	22,326	568,309
Mortgage banking income	3,065,488	2,589,097
Gains (losses) on sales of other assets	1,405	(282)
Other income	2,879,966	2,236,073
	6,544,551	6,021,327

OTHER EXPENSES:
Salaries and employee benefits	16,782,969	14,724,736
Premises and equipment	3,788,506	3,407,365
Amortization of core deposit intangible	454,614	539,793
Losses on other real estate owned	182,963	74,756
Other expenses	9,129,560	8,346,699
	30,338,612	27,093,349

INCOME BEFORE TAXES ON INCOME	8,220,556	6,344,117

Federal and state income taxes	1,846,543	1,410,310

NET INCOME	$6,374,013	$4,933,807
Net (income) attributable to noncontrolling interest	$(426,297)	$(370,024)
Net income attributable to Partners Bancorp	$5,947,716	$4,563,783

Earnings per common share:
Basic	$0.335	$0.256
Diluted	$0.334	$0.256

The amounts presented in these Consolidated Statements of Income for the nine months ended September 30, 2021 and 2020 are unaudited but include all adjustments which, in management's opinion, are necessary for fair presentation.